Exhibit 3.72

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NUVOX COMMUNICATIONS OF KANSAS, INC.

February 9, 2010

NuVox Communications of Kansas, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

FIRST: That on February 9, 2010, the Board of Directors of the Corporation unanimously consented to a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for approval thereof by the sole stockholder of the Corporation. The consent set forth that the Certificate of Incorporation of the Corporation be amended by deleting and replacing Articles FIRST and SECOND of the Certificate of Incorporation in their entirety so that, as amended, Articles FIRST and SECOND shall be and read as follows:

FIRST: The name of the Corporation is Windstream NuVox Kansas, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

SECOND: That all other articles, sections and subsections of the Certificate of Incorporation of the Corporation shall remain unchanged.

THIRD: That the sole stockholder of the Corporation’s capital stock, unanimously approved said amendment.

FOURTH: That, as a result of the foregoing, said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the foregoing amendment to the Certificate of Incorporation shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized representative as of the date first written above.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

GABRIEL COMMUNICATIONS OF KANSAS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Gabriel Communications of Kansas, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

FIRST: The name of the Corporation is NuVox Communications of Kansas, Inc.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Singed on February 12, 2001

/s/ John P. Denneen
John P. Denneen, Secretary

CERTIFICATE OF INCORPORATION

OF

GABRIEL COMMUNICATIONS OF KANSAS, INC.

FIRST: The name of the Corporation is Gabriel Communications of Kansas, Inc.

SECOND: Its registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares common stock, par value $.01 per share.

FIFTH: The name and mailing address of the incorporator is Connie B. Walsh, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102.

SIXTH: All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

(i) to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal By-laws made by the Board of Directors; and

(ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the By-laws of the Corporation or as authorized by resolution of the stockholders or Board of Directors of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH:

A. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article Eighth.

B. The Board of Directors may adopt By-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

NINTH: To the maximum extent permitted by law, in the event that either the Corporation or any stockholder of the Corporation acquires knowledge of any potential transaction, agreement, arrangement or other matter which may be an opportunity for both the Corporation and such stockholder, neither the Corporation nor such stockholder will have any duty to communicate or offer such opportunity to the other and such stockholder will not be liable to the Corporation for breach of any fiduciary or other duty, as a stockholder or otherwise, and the Corporation will not be liable to such stockholder, by reason of the fact that the Corporation or such stockholder, as the case may be, pursues or acquires such opportunity for itself or does not communicate such opportunity or information regarding such opportunity to such stockholder or the Corporation, as the case may be.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate on the 5th day of October, 1998.

/s/ Connie B. Walsh, Incorporator
Connie B. Walsh, Incorporator